EXHIBIT 8.1




                      STRADLEY, RONON, STEVENS & YOUNG, LLP




                                December __, 1996


Board of Directors
Prime Bancorp., Inc.
6425 Rising Sun Avenue
Philadelphia, PA  19111


                  Re: Reorganization of Prime Bancorp., Inc. and First Sterling Bancorp, Inc.
                           ------------------------------------------------

Gentlemen:

                  In our capacity as counsel to Prime Bancorp., Inc., a Delaware corporation ("Prime"), you have requested our opinion as to certain Federal income tax consequences to Prime and its stockholders under the Internal Revenue Code of 1986, as amended (the "Code"), of the reorganization ("Reorganization") of Prime pursuant to (i) an Agreement and Plan of Reorganization dated June 12, 1996, as modified by a First Amendment thereto dated September 12, 1996 (the "Merger Agreement") by and among Prime, First Sterling Bancorp, Inc., a Pennsylvania corporation ("First Sterling") and Prime Newco, Inc., a Pennsylvania corporation ("PA Prime"), (ii) an Agreement and Plan of Merger dated September 12, 1996 (the "Prime Plan") by and between Prime and PA Prime, and (iii) an Agreement and Plan of Merger dated December ___, 1996 (the "First Sterling Plan") by and between First Sterling and PA Prime.

                  Pursuant to the Merger Agreement, the Prime Plan and the First Sterling Plan, Prime and First Sterling will each merge with and into PA Prime, with PA Prime as the survivor (the "Merger"). Each outstanding share of the Prime common stock, par value $1.00 per share (together with each Prime stockholder's proportionate interest in 10 shares of common stock of Prime (the "Trust Shares") which have been sold and issued by Prime to a


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Board of Directors
December __, 1996
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trustee who holds those shares under a Declaration of Trust for the proportionate benefit of the holders of the Prime common stock as reflected on the official stock transfer records of Prime, and for the sole purpose of validating the corporate transactions involving Prime that are described herein) ("Prime Common Stock") will be converted into one share of PA Prime common stock, par value $1.00 per share ("PA Prime Common Stock"), and each outstanding share of the First Sterling common stock, par value $1.00 per share ("First Sterling Common Stock"), will be converted into one share of PA Prime Common Stock, par value $1.00 per share and the right to receive a cash payment in lieu of fractional shares.

                  In rendering our opinion, we have considered and relied upon
(a) the Merger Agreement, (b) the Prime Plan, (c) the First Sterling Plan,
(d) the Prospectus/Joint Proxy Statement filed by Prime and PA Prime with the Securities and Exchange Commission on October 8, 1996 (the "Registration Statement"), (e) the opinion of Berwind Financial Group, L.P. to Prime dated October 8, 1996 (which concludes that the consideration to be received in the Merger is fair, from a financial point of view, to the holders of Prime Common Stock), (f) certain representations concerning the Reorganization made to us by First Sterling and Prime in letters dated December __, 1996 (the "Representation Letters"), (g) the opinion of the law firm of Kania, Lindner, Lasak and Feeney to Prime of even date herewith, (h) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate, and
(i) such statutes, regulations, rulings and decisions as we deemed material to the rendition of this opinion. In addition, at your direction we have considered the opinion of the law firm of Morris, Nichols, Arsht & Tunnell dated May 13, 1992 (as to certain matters of Delaware law relating to the authorization and issuance of 1,380,000 shares of the common stock, par value $1.00 per share of Prime, in a Subscription and Community Offering effected in November, 1988).

                  Our review of items (a) through (i) of the preceding paragraph has been without independent verification. We have also relied upon the truth, authenticity, accuracy and completeness of all documents, certifications and instruments examined and the statements, covenants, representations and warranties contained therein, the genuineness of all documents submitted to us as originals, the conformity of the originals of all documents submitted to us as certified or photostatic copies

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Board of Directors
December __, 1996
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and the due execution and delivery of all documents where execution and delivery are pre-requisites to the effectiveness thereof.

                  In addition, you have directed us to assume for purposes of numbered paragraphs 6, 7 and 8 of this opinion (but not for purposes of numbered paragraphs 1 through 5 and 9 and 10 of this opinion) that either (i) the Prime Common Stock (other than the Trust Shares) is duly authorized, validly issued, fully paid and nonassessable as a matter of Delaware corporate law, or (ii) that the holders of the Prime Common Stock (other than the Trust Shares), by virtue of such holdings, possess a proprietary interest in Prime (consisting of the sole proprietary interest) of such a nature that the Prime Common Stock (other than the Trust Shares) would be considered stock or securities for federal income tax purposes.

                  Based on the foregoing and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware and the Commonwealth of Pennsylvania, the Merger Agreement, the Prime Plan, the First Sterling Plan, and the Representation Letters, it is our opinion that for federal income tax purposes:

                  1. The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code and Prime, First Sterling and PA Prime will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  2. No gain or loss will be recognized by Prime upon the transfer of its assets to PA Prime in exchange for PA Prime Common Stock and the assumption by PA Prime of the liabilities of Prime, pursuant to sections 361(a) and 357(a) of the Code.

                  3. No gain or loss will be recognized by PA Prime on the receipt of Prime's and First Sterling's assets in exchange for PA Prime Common Stock, pursuant to Section 1032(a) of the Code.

                  4. The basis of the assets of Prime and First Sterling received by PA Prime will, in each instance, be the same as the basis of those assets to Prime and First Sterling,


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Board of Directors
December __, 1996
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respectively, immediately prior to the transaction, pursuant to Section 362(b)
of the Code.

                  5. The holding period of the assets of Prime and First Sterling received by PA Prime will, in each instance, include the period for which such assets were held by Prime and First Sterling, respectively, pursuant to Section 1223(2) of the Code.

                  6. No gain or loss will be recognized by the stockholders of Prime upon the receipt of PA Prime Common Stock solely in exchange for their Prime Common Stock, pursuant to Section 354(a)(1) of the Code.

                  7. The basis of the PA Prime Common Stock received by the stockholders of Prime will be the same as the basis of the shares of the Prime Common Stock surrendered in exchange therefor, pursuant to Section 358(a)(1) of the Code.

                  8. The holding period of the PA Prime Common Stock received by the stockholders of Prime for their shares of Prime Common Stock will include the period during which the Prime Common Stock surrendered therefor was held, provided that such shares are held as a capital asset on the date of the exchange, pursuant to Section 1223(1) of the Code.

                  9. No gain or loss will be recognized by the shareholders of First Sterling upon the receipt of PA Prime Common Stock solely in exchange for their First Sterling Common Stock, pursuant to Section 354(a)(1) of the Code, except that a First Sterling shareholder who receives cash in lieu of a fractional share of First Sterling Common Stock will be treated for federal income tax purposes as having received cash in redemption of such fractional share interest and will recognize gain or loss as a result thereof. Such gain or loss will generally be capital gain or loss if the shareholder holds such First Sterling Common Stock as a capital asset.

                  10. Pursuant to Section 381(a) of the Code, PA Prime will succeed to and take into account as of the date of the proposed transfer (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations) the items of Prime and First Sterling described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

                  Notwithstanding the assumption (for purposes of numbered paragraphs 6, 7 and 8 above) that the Prime Common Stock (other than the Trust Shares) would be considered stock or securities for federal income tax purposes, we believe the Prime Common Stock should be considered stock or securities for federal income tax purposes. However, if the Prime Common Stock were determined not to be stock or securities for federal income tax purposes due to the technical questions relating to the initial issuance of the Prime Common Stock in 1988, then gain or loss


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Board of Directors
December __, 1996
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would be recognized by the stockholders of Prime upon the exchange of their
Prime Common Stock for PA Prime Common Stock in connection with the Merger. See the discussion in the Registration Statement under the heading "The Merger -- Reasons for the Merger -- Prime."

                  Our opinions are based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Our opinions are not binding on the Internal Revenue Service or the courts and all opinions and conclusions are subject to the normally applicable review and audit procedures of the Internal Revenue Service.

                  Our opinions are conditioned upon the performance by Prime and First Sterling of the undertakings in the Representation Letters. We assume no obligation to advise you of any changes in law which may occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

                  These opinions are being rendered to Prime, and may be relied upon only by it, its stockholders and PA Prime. We consent to the use of these opinions as an exhibit to the Registration Statement and to the reference to our firm name in such Registration Statement as counsel which will pass upon certain federal income tax matters relating to the Reorganization.



                                          Very truly yours,


                                          STRADLEY, RONON, STEVENS & YOUNG, LLP



                                          By: ________________________________
                                              Zachary P. Alexander, a Partner